Exhibit 4.1


55 Water Street, 45th Floor                              Frank A. Ciccotto, Jr.
New York, NY  10041                                      Senior Vice President
Tel. 212-438-4417                                        Securities Evaluations
Fax 212-438-7748
frank_ciccotto_jr@sandp.com                                Standard & Poor's
                                                       The McGraw Hill Companies


                                January 14, 2010


Van Kampen Funds Inc.
1221 Avenue of the Americas
New York, New York  10020

The Bank of New York Mellon
2 Hanson Place, 12th Floor
Brooklyn, New York 11217
Unit Investment Trust Dept.


      Re:      Van Kampen Unit Trusts, Municipal Series 861
               Investment Grade Municipal Trust, Intermediate Series 7


Gentlemen:

   We have examined Registration Statement File No. 333-163178 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc. as evaluator.

   In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

   You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,

                                                           /s/ Frank A. Ciccotto

                                                               Frank A. Ciccotto
                                         Senior Vice President & General Manager